Exhibit 99.1

NYSE MKT: GSS / TSX: GSC / GSE: GSR www.gsr.com

Golden Star Files Updated NI 43-101 Technical Report for its Mineral Reserves

and Resources Estimates at Wassa as at December 31, 2012, and Announces

Annual General and Special Meeting Date

Toronto, ON – March 21, 2013 – Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) is pleased to announce that it has filed a National Instrument 43-101 (“NI 43-101”) compliant technical report for the Wassa Gold Mine, Ghana that culminated from the Company updating its Proven and Probable Mineral Reserves (collectively “Mineral Reserves”) and Mineral Resources estimates as at December 31, 2012. The Company increased its Mineral Reserves at Wassa by 85% to 1.47 million ounces of contained gold, relative to December 31, 2011. The Mineral Reserves and Resources estimates were announced in a press release dated February 5, 2013. This technical report can be accessed under the Company’s SEDAR and EDGAR filings (see Form 8-K to be filed March 22, 2013) and on the Company’s website at www.gsr.com.

The technical report, entitled “NI 43-101 Technical Report on Mineral Resources and Mineral Reserves Golden Star Resources Ltd, Wassa Gold Mine, Ghana Effective Date 31st December 2012” and dated March 1, 2013, was prepared by SRK Consulting (UK) Limited under the supervision of Dr. Lucy Roberts, Senior Consultant, Resource Geology, a Qualified Person pursuant to NI 43-101.

Annual General and Special Meeting

Golden Star’s Annual General and Special Meeting will be held in Toronto at Fasken Martineau, 333 Bay Street, Suite 2400 in the Escarpment /Huron Boardrooms on Thursday, May 9, 2013, at 2 pm ET.

Company Profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Corporate Strategy

1-800-553-8436

INVESTOR RELATIONS

Belinda Labatte, The Capital Lab, Inc.

647-427-0208

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 13-09 Page 1 of 1